Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Ebix, Inc.
Atlanta, GA
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1/Amendment No. 4 of our report dated March 31, 2008, relating to the consolidated financial statements as of December 31, 2007, of Ebix, Inc. and subsidiaries and the 2007 financial statement schedule appearing on Form 10-K for the year-ended December 31, 2007, and of our report dated January 11, 2008, relating to our audit of the financial statements of Jenquest, Inc. dba Insurance Data Services as of December 31, 2006, and for the year then ended, appearing on Form 8-K/A filed January 15, 2008.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Habif, Arogeti & Wynne, LLP
Atlanta, Georgia
February 13, 2009